EXHIBIT 5.2

1600 EL CAMINO REAL MENLO PARK, CA 94025 650 752 2000 FAX 650 752 2111	NEW YORK WASHINGTON, D.C. LONDON PARIS FRANKFURT MADRID TOKYO BEIJING HONG KONG

May 6, 2008

Comcast Corporation

One Comcast Center

Philadelphia, Pennsylvania 19103-2838

Ladies and Gentlemen:

We have acted as your counsel in connection with the issuance by Comcast Corporation, a Pennsylvania corporation (the “Company”), pursuant to the Underwriting Agreement dated May 2, 2008 (the “Underwriting Agreement”) among the Company, the Cable Guarantors (as defined below) and Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, as representatives of the several underwriters named therein (the “Underwriters”), of $1,000,000,000 aggregate principal amount of 5.70% Notes Due 2018 and $1,000,000,000 aggregate principal amount of 6.40% Notes Due 2038 (collectively, the “Notes”). The Notes are to be issued pursuant to the provisions of the Indenture dated as of January 7, 2003 (the “Indenture”) by and among the Company, the Cable Guarantors (as defined below) (other than Comcast MO of Delaware, LLC) and The Bank of New York, as Trustee (the “Trustee”), as amended by the First Supplemental Indenture dated as of March 25, 2003 by and among the Company, the Cable Guarantors and the Trustee, and guaranteed (the “Cable Guarantees”) on an unsecured and unsubordinated basis by Comcast Cable Communications, LLC (formerly known as Comcast Cable Communications, Inc.), Comcast Cable Communications Holdings, Inc., Comcast Cable Holdings, LLC, Comcast MO Group, Inc., and Comcast MO of Delaware, LLC (formerly known as Comcast MO of Delaware, Inc.) (the “Cable Guarantors”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Comcast Corporation	May 6, 2008

On the basis of the foregoing, we are of the opinion that:

(i) assuming the Indenture has been duly authorized, executed and delivered by the Company and duly executed and delivered by the Trustee, the Indenture is a valid and binding agreement of the Company and the Cable Guarantors, enforceable against the Company and the Cable Guarantors in accordance with its terms (subject, as to enforcement or remedies, to applicable bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and to concepts of reasonableness and equitable principles of general applicability);

(ii) the Cable Guarantees have been duly authorized, and, assuming the Notes have been authorized by the Company, when the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Notes will be valid and binding obligations of the Company and the Cable Guarantees will be valid and binding obligations of the Cable Guarantors, in each case enforceable against them in accordance with their terms (subject, as to enforcement or remedies, to applicable bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and to concepts of reasonableness and equitable principles of general applicability), and the Notes will be entitled to the benefits of the Indenture, provided that we express no opinion as to the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

We are members of the Bars of the State of New York and California and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K filed by the Company on the date hereof and its incorporation by reference into the Company’s registration statement on Form S-3 (File No. 333-132750). In addition, we consent to the reference to us under the caption “Legal Matters” in the prospectus, which is a part of the registration statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Comcast Corporation	May 6, 2008

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Davis Polk & Wardwell

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